Exhibit 99.1	News Release

Investor Contacts:

Brian Stoller

Brian@MobiquitiyNetworks.com

Mobiquity Generates $0.8MM in Revenues for May

NEW YORK, June 17, 2019 (PR NEWSWIRE) -- Mobiquity Technologies, Inc. (OTCQB: MOBQ), a leading technology provider in next generation mobile advertising media space announced today May unaudited revenues of $0.8 million, which represents continued accelerated growth. Second quarter sales through May were approximately $1.64 million, which already outpaced the record-setting $1.59 million first quarter.

The impressive increase was in spite of approximately a $200,000 revenue gap shortfall with one of Mobiquity’s larger customers. This client had a temporary disruption in media buying for much of the month. While this disruption was unfortunate, the issue was resolved and is expected to resume buying through Mobiquity in July. If this disruption had not occurred, Mobiquity would have generated revenues well in excess of its internal budgets for the month.

Outside this temporary development, overall sales growth benefitted from a number of persistent, favorable trends in the core business. Revenues from advertisers increased well above the 30% monthly average increase that the Company has experienced in the last six months. These advertiser revenues are derived from brand owners or their agencies using the Mobiquity advertising inventory. The acceleration of this revenue stream is now more than a third of the Company’s revenue mix and is by far fastest growing component of the overall revenue mix for Mobiquity.

“We are very encouraged by our overall results,” commented Dean Julia, Chief Executive Officer of Mobiquity. “We experienced a major, unexpected disruption from one of our larger clients, and we still exceeded our internal goals for the month. This demonstrates the resiliency of our sales team, the focus on expanding our client base, and the rapid adoption of our solution in the market today.”

Mr. Julia concluded, “We are highly optimistic that this quarter will continue the rapid revenue growth we demonstrated in the first quarter of this year. We are building momentum as we prepare for the seasonally busy second half of the year.”

About Mobiquity Technologies

Mobiquity Technologies, Inc. (OTCQB: MOBQ), is a mobile first, next generation, platform-as-a-Service (PaaS) company for data and advertising. The company maintains the largest location database available to advertisers and marketers through their data services division. Our corporate website is (www.mobiquitytechnologies.com). Through Mobiquity Technologies’ Advangelists subsidiary (www.advangelists.com), the company also provides programmatic advertising technologies and precise mobile data insights on consumer behavior.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes of competition, possible loss of customers, and the company’s ability to attract and retain key personnel.

For more information, please contact us at: press@mobiquitytechnologies.com